Exhibit 99.1
NEWSRELEASE
FOR IMMEDIATE RELEASE
July 19, 2007

Contacts:
Analysts		Media
Jay Gould	(614) 480-4060	Maureen Brown	(614) 480-4588
Jack Pargeon	(614) 480-3878	Jeri Grier-Ball	(614) 480-5413
HUNTINGTON BANCSHARES REPORTS:
•	2007 SECOND QUARTER NET INCOME OF $80.5 MILLION AND EARNINGS PER COMMON SHARE OF $0.34
•	Includes the negative impact of loan loss provision expense related to certain credit relationships ($0.07 per common share), merger-related integration costs ($0.02 per common share), and market-related net losses ($0.01) per common share.
•	2007 FULL-YEAR EARNINGS TARGET OF $1.68-$1.72 PER SHARE, EXCLUDING MERGER-RELATED INTEGRATION COSTS
     COLUMBUS, Ohio – Huntington Bancshares Incorporated (NASDAQ: HBAN; www.huntington.com) reported 2007 second quarter earnings of $80.5 million, or $0.34 per common share. Results in the year-ago second quarter were $111.6 million, or $0.46 per common share.
     Earnings for the first six months of 2007 were $176.2 million, or $0.74 per common share, compared with $216.1 million, or $0.90 per common share, for the comparable year-ago period.
     Performance compared with the 2007 first quarter included:
•	$0.34 earnings per common share, down from $0.40 per common share in the prior quarter.
•	Current quarter results were negatively impacted by higher loan loss provision expense, primarily related to two eastern Michigan credit relationships and one northern Ohio credit ($0.07 per common share); expenses related to the merger with Sky Financial Group, Inc. (Sky Financial), which closed July 1, 2007 ($0.02 per common share); and net market-related losses ($0.01 per common share).
•	3.27% net interest margin, down from 3.36%.

•	12% annualized growth in average total commercial loans.

•	4% annualized decline in average total consumer loans.
•	13% annualized decline in average residential mortgages, reflecting the sale of $110 million of residential mortgages at the end of the first quarter.

•	5% annualized increase in average home equity loans.

•	4% annualized decline in average total automobile loans and leases, reflecting a decline in automobile leases, partially offset by strong growth in average automobile loans.
•	5% annualized increase in average total core deposits.
•	7% annualized growth in average non-interest bearing demand deposits.

•	9% annualized growth in average interest bearing demand deposits.
•	Strong performance in core fee income categories, reflecting 12% growth in service charges on deposits accounts, 13% growth in other service charges and fees, and 7% growth in brokerage and insurance income.

•	1% increase in non-interest expense.

•	0.52% annualized net charge-offs, up 24 basis points.

•	1.15% period-end allowance for loan and lease losses (ALLL) ratio, up from 1.08%.

•	0.97% period-end non-performing asset (NPA) ratio, up from 0.79%.

•	6.82% period-end tangible common equity ratio, down from 7.06%.
     “As we announced on July 9, the disappointing results for the quarter primarily reflected the need to build our loan loss reserves,” said Thomas E. Hoaglin, chairman and chief executive officer. “Home builder markets in our footprint remain under pressure. This was especially true in eastern Michigan where the anticipated softness turned out to be much worse than expected. This past quarter we made the necessary credit adjustments based on the current condition of our loan portfolios and what we now expect. Yet, to the degree there remains continued pressure on businesses, we will address such issues aggressively and transparently.”
     “While understandable, it is unfortunate that these issues overshadow the important progress we made this past quarter to improve the prospects of Huntington’s performance,” he continued. “Commercial loan growth was quite good. Performance in some of our key fee income activities was also quite strong. Underlying expenses were well controlled. While our net interest margin declined to 3.27%, much of the decline reflected the impact of higher non-accrual loans and seasonal factors. A testimony to our success in effective interest rate risk management is that for the last three and one-half years we have been able to maintain a net interest margin between 3.22%-3.38%.”
     “Rapid changes in market conditions can always impact short-term performance. What is important is that we remain focused on executing our plans to build the franchise, with the objective of producing better long-term performance. The Sky Financial Group merger that closed July 1 is a prime example. This merger solidifies our position in Ohio, greatly expands our presence in the Indianapolis market, and establishes western Pennsylvania as a new market. Customers will have access to more offices, ATMs, and products and services. Third quarter earnings performance will include the expected impacts of merger charges and expenses associated with integrating systems and making certain our customers have a smooth integration experience. Major systems conversions will occur in late September. We remain confident that the financial and customer benefits from this merger will be realized and quite visible in fourth quarter financial performance results,” he concluded.

SECOND QUARTER PERFORMANCE DISCUSSION
     Significant Items Influencing Financial Performance Comparisons
     Specific significant items impacting 2007 second quarter performance included (see Table 1 below):
•	$24.8 million pre-tax ($0.07 per common share) in loan loss provision expense related to two eastern Michigan credit relationships and one northern Ohio commercial credit.

•	$7.6 million pre-tax ($0.02 per common share) negative impact from Sky Financial merger-related integration costs.

•	$3.5 million pre-tax ($0.01 per common share) of net market-related losses consisting of:
•	$5.1 million of impairment losses on certain investment securities backed by mortgage loans to borrowers with low FICO scores.

•	$4.8 million negative net impact of mortgage servicing rights (MSR) hedging.

•	$4.1 million gain from the repayment of FHLB debt, and

•	$2.3 million of equity investment gains.
     Table 1 – Significant Items Impacting Earnings Performance Comparisons(1)

Three Months Ended	Impact(2)
(in millions, except per share)	Pre-tax	EPS
June 30, 2007 – GAAP earnings	$80.5 (3)	$0.34
• Provision expense related to three commercial credits	(24.8)	(0.07)
• Sky Financial merger-related integration costs	(7.6)	(0.02)
• Net market-related losses	(3.5)	(0.01)

March 31, 2007 – GAAP earnings	$95.7 (3)	$0.40
• Equity investment losses	(8.5)	(0.02)
• MSR mark-to-market net of hedge-related trading activity	(2.0)	(0.01)
• Litigation losses	(1.9)	(0.01)

June 30, 2006 – GAAP earnings	$111.6 (3)	$0.46
• Unizan merger-related integration costs	(2.6)	(0.01)
• Equity investment gains	2.3	0.01

(1)	Includes significant items with $0.01 EPS impact or greater

(2)	Favorable (unfavorable) impact on GAAP earnings; pre-tax unless otherwise noted

(3)	After-tax
Net Interest Income, Net Interest Margin, Loans and Leases, Investment Securities, and Deposits
2007 Second Quarter versus 2006 Second Quarter
     Fully taxable equivalent net interest income decreased $8.7 million, or 3%, from the year-ago quarter, reflecting the unfavorable impact of a $0.3 billion, or 1%, decrease in average earning assets and a decrease in the fully taxable equivalent net interest margin of 7 basis points to

3.27%. The decline in the net interest margin reflected a reversal of accrued interest on new non-accrual loans, lower loan fees due to a reclassification of the amortization of deferred fees on undrawn lines of credit to non-interest income, and higher funding costs. Average total loans and leases increased $0.2 billion, or 1%, primarily reflecting growth in commercial loans, partially offset by declines in total consumer loans.
     Average total commercial loans increased $0.9 billion, or 7%. This growth reflected a $0.7 billion, or 13%, increase in average middle market C&I loans and a $0.1 billion, or 6%, increase in average small business loans. Average middle market CRE loans were essentially unchanged.
     Average total consumer loans declined $0.6 billion, or 4%. This reflected a $0.3 billion, or 6%, decrease in average residential mortgages due to the sale of $0.4 billion loans over the three previous quarters. These sales are part of our interest rate risk management strategy. Average home equity loans declined 1%.
     Compared with the year-ago quarter, average total automobile loans and leases decreased $0.3 billion, or 6%, with strong growth in automobile loans offset by the continued decline in automobile leases due to low consumer demand and competitive pricing.
     Average automobile loans increased $0.3 billion, or 14%. This growth was indirectly related to the introduction of the “Huntington Plus” program for automobile dealers late last year. This is a program where lower credit-scored automobile loans are originated for dealers and then sold without recourse the next day to an independent third party. As such, this program does not directly impact average balances. However, it has influenced dealers to increase their overall allocation of prime automobile loan applications to Huntington, and it contributed to the 7% increase in prime loan production during the quarter and growth in related average balances.
     Average total investment securities decreased 23% from the year-ago quarter, reflecting our strategy to reduce the level of investment securities as part of our interest rate risk management strategy.
     Average total core deposits in the 2007 second quarter increased $0.4 billion, or 2%, from the year-ago quarter. The increase reflected strong growth in average interest bearing demand deposits, up $0.2 billion, or 10%. Average core certificates of deposit increased $0.5 billion, or 10%, resulting from continued customer demand for higher, fixed rate deposit products. In contrast, average savings and other domestic deposits declined $0.2 billion, or 8%, and average money market accounts declined $0.1 billion.
2007 Second Quarter versus 2007 First Quarter
     Compared with the 2007 first quarter, fully taxable equivalent net interest income decreased $2.1 million, or 1%. The net interest margin declined 9 basis points to 3.27%. The decrease in net interest income was a result of the impact of higher non-accrual loans, including the reversal of $1.7 million of accrued interest, $1.4 million lower loan fees, partially offset by the impact of a higher day count. Loan fees were lower primarily due to a reclassification of the amortization of deferred fees on undrawn lines of credit to non-interest income.
     Average total loans and leases increased 1% with good growth in average total commercial loans, partially offset by a decline in average total consumer loans. Average total commercial loans increased $0.4 billion, or 3%, from the prior quarter, reflecting good growth across all regions except Michigan and Northwest Ohio.
     Average residential mortgages decreased $0.1 billion, or 3%, reflecting the impact of the sale of $110 million of residential mortgages at the end of the 2007 first quarter. Average home equity loans increased 1% due to continued growth in the retail channel. The broker channel portfolio continued to decline, reflecting a recent decision to discontinue broker-originated home equity loans.
     Compared with the 2007 first quarter, average total automobile loans and leases declined 1%. The decline primarily reflected a 9% decline in average automobile leases due to continued portfolio runoff, although lease production increased seasonally 32% from the 2007 first quarter. Average automobile loans increased 5% from the 2007 first quarter, reflecting a 12% increase in automobile loan production.
     Average investment securities decreased $0.3 billion, or 7%, from the 2007 first quarter, reflecting portfolio runoff from a planned reduction in the level of investment securities as part of our interest rate risk management.
     Average total core deposits increased 1% from the 2007 first quarter, reflecting growth in both consumer and commercial core deposits. Average non-interest bearing demand deposits increased 2% and average interest bearing demand deposits increased 2%. Average core certificates of deposit increased 2%, reflecting the same factors impacting comparisons to the year-ago quarter noted above. Average savings and other domestic deposits increased 1% while average money market deposits declined slightly.
Provision for Credit Losses
     The provision for credit losses in the 2007 second quarter was $60.1 million, up $44.4 million from the year-ago quarter, and up $30.7 million from the 2007 first quarter. The provision for credit losses in the 2007 second quarter exceeded same period net charge-offs by $25.6 million (see Credit Quality Discussion).
Non-Interest Income
2007 Second Quarter versus 2006 Second Quarter
     Non-interest income decreased $6.8 million, or 4%, from the year-ago quarter, reflecting:
•	$7.5 million decline in other income, primarily related to a $10.5 million decrease in automobile operating lease income as that portfolio continued its run off since no automobile operating leases have been originated since April 2002. Partially offsetting this decline were higher derivative fees and fees related to the Huntington Plus program.

•	$6.5 million, or 48%, decline in mortgage banking income, driven entirely by the negative net impact of MSR hedging. The net impact of MSR hedging included in mortgage banking income represented a $5.0 million loss in the 2007 second quarter, compared with a gain of $1.5 million in the 2006 second quarter. Core mortgage banking income was essentially flat compared to the year-ago quarter.

•	$5.1 million of impairment losses on certain investment securities backed by mortgage loans to borrowers with low FICO scores (see Significant Items).

Partially offset by:
•	$4.1 million, or 18%, increase in trust services income, reflecting (1) a $2.3 million increase in institutional trust income largely due to the acquisition of Unified Fund Services, Inc. in December 2006, (2) a $1.2 million increase in fees from Huntington Funds, reflecting 14% fund asset growth, and (3) a $0.6 million increase in personal trust fees, primarily reflecting 3% asset growth.

•	$2.9 million, or 20%, increase in brokerage and insurance income, reflecting strong growth in mutual fund and annuity sales.

•	$2.8 million, or 6%, increase in service charges on deposit accounts, reflecting a $2.0 million, or 7%, increase in personal service charges, primarily NSF/OD, and a $0.8 million, or 5%, increase in commercial service charge income.

•	$1.9 million, or 14%, increase in other service charges and fees, primarily reflecting a $1.7 million, or 18%, increase in fees generated by higher debit card volume.
     Table 2 shows that on a reported basis non-interest income declined 4% from the year-ago period. However, when second quarter reported total non-interest income for both years are adjusted for automobile operating lease income and equity investment gains, and the current quarter is adjusted for securities losses, non-interest income increased 6% from the year-ago quarter. Management views this adjusted measure as more indicative of underlying non-interest income performance and is used for measuring the effectiveness of strategies to grow fee income.
Table 2 – Non-interest Income Analysis
 (in millions)

	2Q07	Better/(Worse)		2Q06
		Amount	Percent
Total non-interest income – reported	$156.2	$(6.8)	(4)%	$163.0
Automobile operating lease income	(1.6)			(12.1)

Sub-total	154.6	3.7	2	150.9
Securities losses	5.1			—
Equity investment gains	(2.3)			(2.3)

Total non-interest income – adjusted	$157.4	$8.8	6%	$148.6
2007 Second Quarter versus 2007 First Quarter
     Non-interest income increased $11.0 million, or 8%, from the 2007 first quarter, reflecting:
•	$9.7 million increase in other income, as the first quarter included an $8.5 million loss on equity investments compared with $2.3 million of such gains in the current quarter (see Significant Items). In addition, automobile operating lease income declined $1.3 million as that portfolio continued its runoff.

•	$5.2 million, or 12%, increase in service charges on deposit accounts, primarily due to seasonally lower fees in the first quarter.

•	$1.7 million, or 13%, increase in other service charges and fees, reflecting a $1.5 million,

•	or 15%, increase in fees generated by higher debit card volume.

•	$1.1 million, or 7%, increase in brokerage and insurance fees, reflecting a strong increase in annuity sales volume.
Partially offset by:
•	$5.1 million in impairment losses on certain investment securities backed by mortgage loans to borrowers with low FICO scores.

•	$2.2 million decline in mortgage banking income. The net impact of MSR hedging included in mortgage banking income represented a $5.0 million loss in the 2007 second quarter, compared with a $2.0 million loss in the first quarter.
     Table 3 shows that on a reported basis non-interest income increased 8% from the 2007 first quarter. However, when both quarters are adjusted for automobile operating lease income and equity investment gains/losses, and the current quarter is adjusted for securities losses, non-interest income increased 4%. Management views this adjusted measure as more indicative of underlying non-interest income performance for the 2007 second quarter.
Table 3 – Non-interest Income Analysis
(in millions)

	2Q07	Better/(Worse)		1Q07
		Amount	Percent
Total non-interest income – reported	$156.2	$11.0	8%	$145.2
Automobile operating lease income	(1.6)			(2.9)

Sub-total	154.6	12.3	9	142.3
Securities losses	5.1			—
Equity investment losses (gains)	(2.3)			8.5

Total non-interest income – adjusted	$157.4	$6.6	4%	$150.8
Non-Interest Expense
2007 Second Quarter versus 2006 Second Quarter
     Non-interest expense decreased $7.7 million, or 3%, from the year-ago quarter, reflecting:
•	$11.2 million, or 37%, decrease in other expense, driven by $7.8 million lower automobile operating lease expense as that portfolio continued its runoff. In addition, the current quarter was reduced by a gain of $4.1 million related to the repayment of FHLB debt.

•	$2.7 million, or 2%, decrease in personnel expense driven by lower incentives.

•	$1.4 million, or 13%, decrease in marketing expense reflecting lower television advertising.
Partially offset by:
•	$6.1 million, or 31%, increase in outside data processing and other services expense, including $4.1 million of Sky Financial merger-related integration costs.

•	$1.8 million, or 29%, increase in professional services expense, including $1.1 million of Sky Financial merger-related integration costs.
     Current period non-interest expense included $7.6 million of Sky Financial merger-related integration costs, of which $4.1 million consisted of outside programming costs. The remaining merger costs were spread over a number of expense categories, including marketing ($1.6 million), professional services ($1.1 million), and personnel costs ($0.6 million).
     Table 4 shows that on a reported basis non-interest expense decreased 3% from the year-ago quarter. However, when second quarter reported total non-interest expense for both years are adjusted for automobile operating lease expense and merger-related integration costs, and the current quarter is adjusted for the FHLB debt repayment, non-interest expense on this adjusted basis was slightly lower than the year-ago quarter. Management views this adjusted measure as more indicative of underlying non-interest expense performance and is used for measuring the effectiveness of strategies to control expenses.
Table 4 – Non-interest Expense Analysis
(in millions)

	2Q07	Better/(Worse)		2Q06
		Amount	Percent
Total non-interest expense – reported	$244.7	$7.7	3%	$252.4
Automobile operating lease expense	(0.9)			(8.7)

Sub-total	243.8	(0.1)	(—)	243.7
Sky Financial merger-related integration costs	(7.6)			—
FHLB debt repayment	4.1			—
Unizan merger-related integration costs				(2.6)

Total non-interest expense – adjusted	$240.3	$0.8	—%	$241.1
2007 Second Quarter versus 2007 First Quarter
     Non-interest expense increased $2.6 million, or 1%, from the 2007 first quarter, reflecting:
•	$3.9 million, or 18%, increase in outside data processing and other services expense, including $3.5 million of increased Sky Financial merger-related integration costs.

•	$1.6 million, or 25%, increase in professional services expense, including $1.0 million of increased Sky Financial merger-related integration costs.

•	$1.3 million, or 17%, increase in marketing costs, including $1.5 million of increased Sky Financial merger-related integration costs.
Partially offset by:
•	$4.1 million, or 17%, decline in other expense, reflecting the $4.1 million gain from FHLB debt repayment and a decline of $1.9 million related to litigation losses incurred in the 2007 first quarter.
     Table 5 shows that on a reported basis non-interest expense increased 1% from the prior quarter. Nevertheless, when non-interest expense for both quarters are adjusted for automobile operating lease expense, Sky Financial merger-related integration costs, the current quarter’s FHLB debt repayment, and the prior quarter’s litigation losses, non-interest expense still increased 1% from the prior quarter. Management views this adjusted measure as more indicative of underlying non-interest expense performance for the 2007 second quarter.

Table 5 – Non-interest Expense Analysis
(in millions)

	2Q07	Better/(Worse)		1Q07
		Amount	Percent
Total non-interest expense – reported	$244.7	$(2.6)	(1)%	$242.1
Automobile operating lease expense	(0.9)			(2.0)

Sub-total	243.8	(3.7)	(2)	240.1
Sky Financial merger-related integration costs	(7.6)			(0.8)
FHLB debt repayment	4.1			—
Litigation losses	—			(1.9)

Total non-interest expense – adjusted	$240.3	$(3.0)	(1)%	$237.3
Income Taxes
     The provision for income taxes in the 2007 second quarter was $24.3 million resulting in an effective tax rate of 23.2%. The effective tax rate for full year 2007 is estimated to be 27%, although the third quarter rate is expected to be slightly higher reflecting the impact of the Sky Financial merger.
Credit Quality
     Overall credit quality performance in the 2007 second quarter reflected significant increases in net charge-offs, non-performing loans (NPL), and allowances for credit losses (ACL). The net charge-off activity was directly impacted by losses associated with two single-family home builders in eastern Michigan. These two relationships, along with a C&I loan in northern Ohio, accounted for a significant portion of the increase in NPL’s and the ACL. The residential real estate market in eastern Michigan continued to deteriorate during the quarter, reflecting a significant downturn in home sales activity. The Spring and early-Summer selling season is extremely important for home builders, and softness was expected. However, in the case of eastern Michigan, the impact turned out to be far worse than anticipated, particularly for the two noted relationships. The northern Ohio commercial credit was to an auto industry-related manufacturing company.
     Total net charge-offs for the 2007 second quarter were $34.5 million, or an annualized 0.52% of average total loans and leases, including $12.2 million, or an annualized 0.18%, associated with the two eastern Michigan commercial real estate credit relationships noted above. This performance was above the long-term targeted range of 0.35%-0.45%, as well as being above the $14.0 million, or an annualized 0.21%, in the year-ago quarter and $18.1 million, or an annualized 0.28%, of average total loans and leases in the 2007 first quarter. It is expected that full-year 2007 net charge-offs will be in the mid- to upper-half of our targeted 0.35%-0.45% range, with commercial net charge-offs remaining under pressure, but consumer portfolio net charge-offs remaining generally stable.
     Total commercial net charge-offs in the second quarter were $20.5 million, or an annualized 0.64%. This increased $17.1 million from $3.4 million, or an annualized 0.12%, in the year-ago quarter, and up from $2.5 million, or an annualized 0.08%, in the 2007 first quarter. The increase reflected the two commercial real estate credit relationships noted above. Net charge-offs on small business loans were $3.6 million, or an annualized 0.58%, in the current quarter. This compared unfavorably with $2.5 million, or an annualized 0.43%, in the year-ago quarter, and $2.1 million, or an annualized 0.34%, in the 2007 first quarter.

     Total consumer net charge-offs in the current quarter were $14.0 million, up $3.5 million, or 33%, from $10.5 million in the year-ago quarter. When expressed as an annualized percentage, total consumer net charge-offs in the 2007 second quarter were 0.41% of average related loans, up from an annualized 0.30% in the year-ago quarter. Compared with the 2007 first quarter, total consumer net charge-offs decreased $1.7 million, or 11%, from $15.7 million with the net charge-off ratio at an annualized 0.41% of average related loans, down from an annualized 0.46% in the first quarter.
     Automobile loan and lease net charge-offs increased $1.4 million, or 48%, from the year-ago quarter, but declined $0.7 million, or 14%, from the 2007 first quarter. Expressed as an annualized percent of average total automobile loans and leases, such charge-offs were 0.45% in the current quarter, up from an annualized 0.28% in the year-ago quarter but down from an annualized 0.52% in the prior quarter. Some of the decline from the prior quarter was seasonal. Overall, the automobile loan and lease portfolios continued to perform well within expectations.
     Residential mortgage net charge-offs totaled $1.7 million, or an annualized 0.16% of related average balances. While higher than $0.7 million, or an annualized 0.06%, in the year-ago quarter, they were lower than the $1.9 million, or an annualized 0.17% in the prior quarter.
     Home equity net charge-offs in the 2007 second quarter were $5.4 million, or an annualized 0.43%, up from $4.8 million, or an annualized 0.38%, in the year-ago quarter, but down from $6.0 million, or an annualized 0.49%, in the prior quarter.
     Non-performing assets (NPA) were $261.2 million at June 30, 2007, and represented 0.97% of related assets. This represented a $90.1 million, or 53%, increase from $171.1 million, or 0.65% of related assets, at the end of the year-ago quarter, and a $54.5 million, or 26%, increase from $206.7 million, or 0.79% of related assets, at March 31, 2007. The three commercial loan relationships noted above accounted for $43.5 million of the net increase from the prior quarter.
     Contributing to the $90.1 million increase in NPAs from the year-ago period was a $76.3 million increase in non-performing loans (NPL) and a $13.9 million increase in other real estate owned (OREO). The $76.3 million, or 56%, increase in NPLs primarily reflected a $56.1 million increase in middle market CRE non-performing loans, with $28.5 million related to the two commercial real estate relationships classified as NPLs in the 2007 second quarter. Residential mortgage NPLs increased $17.1 million from the year-ago quarter, continuing to reflect the softness in the overall residential market. This increase was consistent with our expectations for the portfolio and in line with the increased charge-off rates from the year-ago quarter.
     Compared with the 2007 first quarter, NPAs increased $54.5 million, or 26%, almost entirely due to higher NPLs as OREO was little changed. Of the $54.2 million increase in NPLs, middle market CRE loans contributed $38.7 million, with $28.5 million associated with the two eastern Michigan commercial real estate relationships. Middle market C&I loan NPLs increased $8.7 million. This reflected the $15.0 million related to the one northern Ohio commercial credit, partially offset by declines in other loans.
     NPLs expressed as a percent of total loans and leases were 0.79% at June 30, 2007, up from 0.51% a year earlier, and from 0.60% at March 31, 2007. The over 90-day delinquent, but still accruing, ratio was 0.25% at June 30, 2007, up from 0.19% at the end of the year-ago quarter, but down from 0.27% at March 31, 2007.
Allowances for Credit Losses (ACL)
     We maintain two reserves, both of which are available to absorb probable credit losses: the allowance for loan and lease losses (ALLL) and the allowance for unfunded loan commitments and letters of credit (AULC). When summed together, these reserves constitute the total ACL.
     At June 30, 2007, the ALLL was $307.5 million, up from $287.5 million a year earlier, and $24.5 million higher than $283.0 million at March 31, 2007. Expressed as a percent of period-end loans and leases, the ALLL ratio at June 30, 2007, was 1.15%, up from 1.09% a year ago, and up from 1.08% at March 31, 2007. The level of required loan loss reserves is determined using a highly quantitative methodology, which determines the required levels for both the transaction reserve and economic reserve components. Table 6 shows the change in the ALLL ratio and each reserve component for the 2007 second and first quarters and the 2006 second quarter.
Table 6 – Components of ALLL as Percent of Total Loans and Leases

				2Q07 change from
	2Q07	1Q07	2Q06	1Q07	2Q06

Transaction reserve (1)	0.94%	0.89%	0.89%	0.05%	0.05%
Economic reserve	0.21	0.19	0.20	0.02	0.01

Total ALLL	1.15%	1.08%	1.09%	0.07%	0.06%

(1)	Includes specific reserve
     The increase in the transaction reserve component reflected the impact of increasing monitored credits, primarily resulting from softness in the residential and commercial real estate markets in the Midwest. The three relationships noted in the prior comments represented over half of the additional required reserve, with the remaining increase associated with the proper and timely recognition of relationships meeting the monitored credit definition. Our reserve methodology is designed to increase the reserve levels as potential problems are identified. Although monitored credits increased during the quarter, on both an absolute and relative basis, they were consistent with the level of the year-ago quarter.
     The ALLL as a percent of NPLs was 145% at June 30, 2007, down from 213% a year ago, and from 180% at March 31, 2007. The ALLL as a percent of NPAs was 118% at June 30, 2007, down from 168% a year ago, and from 137% at March 31, 2007. At June 30, 2007, the AULC was $41.6 million, up from $38.9 million at the end of the year-ago quarter, and from $40.5 million at March 31, 2007.
     On a combined basis, the ACL as a percent of total loans and leases at June 30, 2007, was 1.30%, up from 1.24% a year ago, and up from 1.23% at March 31, 2007. The ACL as a percent of NPAs was 134% at June 30, 2007, down from 191% a year earlier and 157% at March 31, 2007.
     Given the expectation of continued stress in commercial real estate markets, weak performance of the eastern Michigan and northern Ohio economies, as well as the increase in reserves recognized this quarter, the expectation is for moderate increases in the ALLL ratio over the second half of the year.

Capital
     At June 30, 2007, the tangible equity to assets ratio was 6.82%, up from 6.46% a year ago, but down from 7.06% at March 31, 2007. At June 30, 2007, the tangible equity to risk-weighted assets ratio was 7.54%, up from 7.29% at the end of the year-ago quarter, and down from 7.70% at March 31, 2007. The decrease in these ratios from March 31, 2007, primarily reflected the impact of loan growth and trading securities purchased near the end of the quarter in anticipation of the Sky Financial merger.
     There were no share repurchases during the quarter. Under the current authorization announced April 20, 2006, there are currently 3.9 million shares remaining available. When permitted, the company may make additional share purchases from time-to-time in the open market or through privately negotiated transactions depending on market conditions.
2007 OUTLOOK
     When earnings guidance is given, it is the company’s practice to do so on a GAAP basis, unless otherwise noted. Such guidance includes the expected results of all significant forecasted activities. However, guidance typically excludes selected items where the timing and financial impact is uncertain until the impact can be reasonably forecasted, and potential unusual or one-time items.
     Our expectation is that the 2007 economic environment will continue to be negatively impacted by weakness in real estate markets and the automotive manufacturing and supplier sector. How much these factors will affect banking activities and overall credit quality trends is unknown. However, it is our expectation that any impact will be greatest in the eastern Michigan and northern Ohio markets. Interest rates are expected to remain relatively stable. We will continue to target our interest rate risk position at our customary neutral position.
     Prior to the completion of the Sky Financial merger, our earnings per share guidance included its slightly accretive impact. However, its impact was excluded from other forward-looking performance assumptions. With the merger of Sky Financial completed on July 1, 2007, our 2007 full-year reported earnings per share guidance still includes its slightly accretive impact, but its impact is now also reflected in the assumptions listed below. All of the assumptions listed below, with the exception of net charge-offs, reflect 2007 second half expectations and are based on the estimated June 30, 2007, pro forma consolidated levels at the time of the merger close.
•	Revenue growth in the low- to mid-single digit range, reflecting:
•	Net interest margin relatively consistent with the pro forma 2007 second quarter level for the combined company of approximately 3.50%.

•	Average total loan growth in the mid-single digit range, with total commercial loans in the mid- to upper-single digit range and total consumer loans being flat, reflecting continued softness in residential mortgages and home equity loans.

•	Core deposit growth in the low- to mid-single digit range.

•	Non-interest income growth in the mid- to higher-single digit range.

•	Non-interest expense growth in the low single-digit range, excluding merger-related integration costs, as well as any merger-related cost savings. Merger-related integration costs for the second half of the year are estimated to be $50-$60 million. Annualized cost savings from the merger remain targeted at $115 million with most of the annualized benefit expected to be achieved in the fourth quarter.

•	NPA levels are expected to rise, reflecting pressure from continued economic weakness in our markets, and resulting higher levels of monitored credits.

•	Moderate increases in the ALLL ratio is expected from its current level, and the full-year net charge-off ratio is expected to remain at the mid-to-upper half of our 0.35%-0.45% targeted range.

•	No sizable stock repurchase activity.
     Within this type of environment, and given the performance for the first six months of 2007, targeted full-year 2007 earnings are $1.68-$1.72 per common share, excluding merger-related integration costs. This earnings range reflects the impact of the higher shares from Sky Financial for the second half of the year, which results in the full-year earnings per share being approximately $0.04 higher than the sum of the four quarters; i.e., earnings for the second half of 2007 are targeted at $0.90-$0.94 per share, excluding merger-related integration costs.
Conference Call / Webcast Information
     Huntington’s senior management will host an earnings conference call today at 1:00 p.m. (Eastern Time). The call may be accessed via a live Internet webcast at huntington-ir.com or through a dial-in telephone number at 800-223-1238; conference ID 4010553. Slides will be available at huntington-ir.com just prior to 1:00 p.m. (Eastern Time) today for review during the call. A replay of the webcast will be archived in the Investor Relations section of Huntington’s web site huntington-ir.com. A telephone replay will be available approximately two hours after the completion of the call through July 31, 2007 at 800-642-1687; conference ID 4010553.
Forward-looking Statement
     This document contains certain forward-looking statements, including certain plans, expectations, goals, and projections, and including statements about the benefits of the merger between Huntington and Sky Financial, which are subject to numerous assumptions, risks, and uncertainties. Actual results could differ materially from those contained or implied by such statements for a variety of factors including: the businesses of Huntington and Sky Financial may not be integrated successfully or such integration may take longer to accomplish than expected; the expected cost savings and any revenue synergies from the merger may not be fully realized within the expected timeframes; disruption from the merger may make it more difficult to maintain relationships with clients, associates, or suppliers; the required governmental approval of the bank merger may not be obtained on the proposed terms or schedule; changes in economic conditions; movements in interest rates; competitive pressures on product pricing and services; success and timing of other business strategies; the nature, extent, and timing of governmental actions and reforms; and extended disruption of vital infrastructure; and other factors described in Huntington’s 2006 Annual Report on Form 10-K, and documents subsequently filed by Huntington with the Securities and Exchange Commission. All forward-looking statements included in this news release are based on information available at the time of the release. Huntington assumes no obligation to update any forward-looking statement.
Basis of Presentation
Use of Non-GAAP Financial Measures
     This earnings release contains GAAP financial measures and non-GAAP financial measures where management believes it to be helpful in understanding Huntington’s results of operations or financial position. Where non-GAAP financial measures are used, the comparable GAAP financial measure, as well as the reconciliation to the comparable GAAP financial measure, can be found in this release, the Quarterly Financial Review supplement to this earnings release, or the 2007 second quarter earnings conference call slides, which can be found on Huntington’s website at huntington-ir.com.

Significant Items
     Certain components of the Income Statement are naturally subject to more volatility than others. As a result, analysts/investors may view such items differently in their assessment of performance compared with their expectations and/or any implications resulting from them on their assessment of future performance trends. It is a general practice of analysts/investors to try and determine their perception of what “underlying” or “core” earnings performance is in any given reporting period, as this typically forms the basis for their estimation of performance in future periods.
     Therefore, Management believes the disclosure of certain “Significant Items” in current and prior period results aids analysts/investors in better understanding corporate performance so that they can ascertain for themselves what, if any, items they may wish to include/exclude from their analysis of performance; i.e., within the context of determining how that performance differed from their expectations, as well as how, if at all, to adjust their estimates of future performance accordingly.
     To this end, Management has adopted a practice of listing as “Significant Items” in its external disclosure documents (e.g., earnings press releases, investor presentations, Forms 10-Q and 10-K) individual and/or particularly volatile items that impact the current period results by $0.01 per share or more. (The one exception is the provision for credit losses discussed below). Such “Significant Items” generally fall within one of two categories: timing differences and other items.
Timing Differences
     Part of the company’s regular business activities are by their nature volatile; e.g. capital markets income, gains and losses on the sale of loans, etc. While such items may generally be expected to occur within a full-year reporting period, they may vary significantly from period to period. Such items are also typically a component of an Income Statement line item and not, therefore, readily discernable. By specifically disclosing such items, analysts/investors can better assess how, if at all, to adjust their estimates of future performance.
Other Items
     From time to time an event or transaction might significantly impact revenues, expenses or taxes in a particular reporting period that are judged to be one-time, short-term in nature, and/or materially outside typically expected performance. Examples would be (1) merger-related integration costs as they typically impact expenses for only a few quarters during the period of transition; e.g., restructuring charges, asset valuation adjustments, etc.; (2) changes in an accounting principle; (3) one-time tax assessments/refunds; (4) a large gain/loss on the sale of an asset; (5) outsized commercial loan net charge-offs related to fraud; etc. By disclosing such items, analysts/investors can better assess how, if at all, to adjust their estimates of future performance.
Provision for Credit Losses
     While the provision for credit losses may vary significantly between periods, Management typically excludes it from the list of “Significant Items”, unless in Management’s view, there is a significant specific credit(s) which is causing distortion in the period.
     Provision expense is always an assumption in analyst/investor expectations of earnings and there is apparent agreement among them that provision expense is included in their definition of “underlying” or “core” earnings unlike “timing differences” or “other items”. In addition, provision expense is an individual Income Statement line item so its value is easily known and, except in very rare situations, the amount in any reporting period always exceeds $0.01 per share. In addition, the factors influencing the level of provision expense receive detailed additional disclosure and analysis so that analysts/investors have information readily available to understand the underlying factors that result in the reported provision expense amount.
     In addition, provision expense trends usually increase/decrease in a somewhat orderly pattern in conjunction with credit quality cycle changes; i.e., as credit quality improves provision expense generally declines and vice versa. While they may have differing views regarding magnitude and/or trends in provision expense, every analyst and most investors incorporate a provision expense estimate in their financial performance estimates.

Other Exclusions
     “Significant Items” for any particular period are not intended to be a complete list of items that may significantly impact future periods. A number of factors, including those described in Huntington’s 2006 Annual Report on Form 10-K and other factors described from time to time in Huntington’s other filings with the Securities and Exchange Commission, could significantly impact future periods.
Annualized data
     Certain returns, yields, performance ratios, or quarterly growth rates are “annualized” in this presentation to represent an annual time period. This is done for analytical and decision-making purposes to better discern underlying performance trends when compared to full-year or year-over-year amounts. For example, loan growth rates are most often expressed in terms of an annual rate like 8%. As such, a 2% growth rate for a quarter would represent an annualized 8% growth rate.
Fully taxable equivalent interest income and net interest margin
     Income from tax-exempt earnings assets is increased by an amount equivalent to the taxes that would have been paid if this income had been taxable at statutory rates. This adjustment puts all earning assets, most notably tax-exempt municipal securities and certain lease assets, on a common basis that facilitates comparison of results to results of competitors.
Earnings per share equivalent data
     Significant and/or one-time income or expense items may be expressed on a per common share basis. This is done for analytical and decision-making purposes to better discern underlying trends in total corporate earnings per share performance excluding the impact of such items. Investors may also find this information helpful in their evaluation of the company’s financial performance against published earnings per share mean estimate amounts, which typically exclude the impact of significant and/or one-time items. Earnings per share equivalents are usually calculated by applying a 35% effective tax rate to a pre-tax amount to derive an after-tax amount, which is divided by the average shares outstanding during the respective reporting period. Occasionally, when the item involves special tax treatment, the after-tax amount is separately disclosed, with this then being the amount used to calculate the earnings per share equivalent.
NM or nm
     Percent changes of 100% or more are shown as “nm” or “not meaningful”. Such large percent changes typically reflect the impact of one-time items within the measured periods. Since the primary purpose of showing a percent change is for discerning underlying performance trends, such large percent changes are “not meaningful” for this purpose.
About Huntington
     Huntington Bancshares Incorporated is a $54 billion regional bank holding company headquartered in Columbus, Ohio. Huntington has more than 141 years of serving the financial needs of its customers. Huntington’s banking subsidiaries, The Huntington National Bank and Sky Bank, provide innovative retail and commercial financial products and services through over 700 regional banking offices in Indiana, Kentucky, Michigan, Ohio, Pennsylvania, and West Virginia. Huntington also offers retail and commercial financial services online at huntington.com; through its technologically advanced, 24-hour telephone bank; and through its network of almost 1,400 ATMs. Selected financial service activities are also conducted in other states including: Dealer Sales offices in Arizona, Florida, Georgia, Nevada, New Jersey, New York, North Carolina, Pennsylvania, South Carolina, and Tennessee; Private Financial and Capital Markets Group offices in Florida; and Mortgage Banking offices in Maryland and New Jersey. Sky Insurance offers retail and commercial insurance agency services, through offices in Ohio, Pennsylvania, Michigan, Indiana, and West Virginia. International banking services are made available through the headquarters office in Columbus, a limited purpose office located in the Cayman Islands, and another located in Hong Kong. The company is located on the web at www.huntington.com.
###

HUNTINGTON BANCSHARES INCORPORATED
Quarterly Key Statistics (1), (8)
(Unaudited)

	2007		2006	Percent Changes vs.
(in thousands, except per share amounts)	Second	First	Second	1Q07	2Q06
Net interest income	$253,391	$255,555	$262,195	(0.8)%	(3.4)%
Provision for credit losses	60,133	29,406	15,745	N.M.	N.M.
Non-interest income	156,193	145,177	163,019	7.6	(4.2)
Non-interest expense	244,655	242,072	252,359	1.1	(3.1)

Income before income taxes	104,796	129,254	157,110	(18.9)	(33.3)
Provision for income taxes	24,275	33,528	45,506	(27.6)	(46.7)

Net Income	$80,521	$95,726	$111,604	(15.9)%	(27.9)%

Net income per common share — diluted	$0.34	$0.40	$0.46	(15.0)%	(26.1)%
Cash dividends declared per common share	0.265	0.265	0.250	—	6.0
Book value per common share at end of period	12.97	12.95	12.38	0.2	4.8
Tangible book value per common share at end of period	10.33	10.29	9.70	0.4	6.5

Average common shares — basic	236,032	235,586	241,729	0.2	(2.4)
Average common shares — diluted	239,008	238,754	244,538	0.1	(2.3)

Return on average assets	0.92%	1.11	1.25%
Return on average shareholders’ equity	10.6	12.9	14.9
Return on average tangible shareholders’ equity (2)	13.6	16.5	19.3
Net interest margin (3)	3.27	3.36	3.34
Efficiency ratio (4)	57.8	59.2	58.1
Effective tax rate	23.2	25.9	29.0

Average loans and leases	$26,439,235	$26,204,133	$26,201,420	0.9	0.9
Average loans and leases — linked quarter annualized growth rate	3.6%	(1.5)	20.4%
Average earning assets	$31,623,745	$31,274,869	$31,958,537	1.1	(1.0)
Average total assets	35,150,051	34,929,961	35,690,312	0.6	(1.5)
Average core deposits (5)	19,913,828	19,650,205	19,561,326	1.3	1.8
Average core deposits — linked quarter annualized growth rate (5)	5.4%	1.5	23.3%
Average shareholders’ equity	$3,042,682	$3,014,229	$2,995,043	0.9	1.6

Total assets at end of period	36,420,686	34,979,299	36,265,777	4.1	0.4
Total shareholders’ equity at end of period	3,064,141	3,051,360	2,939,156	0.4	4.3

Net charge-offs (NCOs)	34,500	18,118	13,952	90.4	N.M.
NCOs as a % of average loans and leases	0.52%	0.28	0.21%
Non-performing loans and leases (NPLs)	$211,516	$157,330	$135,263	34.4	56.4
Non-performing assets (NPAs)	261,185	206,678	171,068	26.4	52.7
NPAs as a % of total loans and leases and other real estate (OREO)	0.97%	0.79	0.65%
Allowance for loan and lease losses (ALLL) as a % of total loans and leases at the end of period	1.15	1.08	1.09
ALLL plus allowance for unfunded loan commitments and letters of credit as a % of total loans and leases at the end of period	1.30	1.23	1.24
ALLL as a % of NPLs	145	180	213
ALLL as a % of NPAs	118	137	168

Tier 1 risk-based capital ratio (6)	9.61	8.98	8.45
Total risk-based capital ratio (6)	13.34	12.82	12.29
Tier 1 leverage ratio (6)	9.07	8.24	7.62
Average equity / assets	8.66	8.63	8.39
Tangible equity / assets (7)	6.82	7.06	6.46

N.M., not a meaningful value.

(1)	Comparisons for presented periods are impacted by a number of factors. Refer to the ‘Significant Items Influencing Financial Performance Comparisons’ contained in the July 19, 2007 earnings release for additional discussion regarding these key factors.

(2)	Net income less expense for amortization for intangibles (net of tax) for the period divided by average tangible common shareholders’ equity. Average tangible common shareholders’ equity equals average total common shareholders’ equity less identifiable intangible assets and goodwill.

(3)	On a fully taxable equivalent (FTE) basis assuming a 35% tax rate.

(4)	Non-interest expense less amortization of intangibles ($2.5 million for 2Q 2007, $2.5 million for 1Q 2007 and $3.0 million for 2Q 2006) divided by the sum of FTE net interest income and non-interest income excluding securities gains (losses).

(5)	Includes non-interest bearing and interest bearing demand deposits, savings and other domestic time deposits of $100,000 or more, and core certificates of deposit.

(6)	June 30, 2007 figures are estimated. Based on an interim decision by the banking agencies on December 14, 2006, Huntington has excluded the impact of adopting Statement 158 from the regulatory capital calculations.

(7)	At end of period. Tangible equity (total equity less intangible assets) divided by tangible assets (total assets less intangible assets).

(8)	On July 1, 2007, Huntington acquired Sky Financial Group, Inc. Accordingly, the balances presented do not include the impact of the acquisition.

HUNTINGTON BANCSHARES INCORPORATED
Year To Date Key Statistics (1), (6)
(Unaudited)

	Six Months Ended June 30,		Change
(in thousands, except per share amounts)	2007	2006	Amount	Percent
Net interest income	$508,946	$505,875	$3,071	0.6%
Provision for credit losses	89,539	35,285	54,254	N.M.
Non-interest income	301,370	322,553	(21,183)	(6.6)
Non-interest expense	486,727	490,774	(4,047)	(0.8)

Income before income taxes	234,050	302,369	(68,319)	(22.6)
Provision for income taxes	57,803	86,309	(28,506)	(33.0)

Net Income	$176,247	$216,060	$(39,813)	(18.4)%

Net Income per common share - diluted	$0.74	$0.90	$(0.16)	(17.8)%
Cash dividends declared per common share	0.530	0.500	0.03	6.0

Average common shares — basic	235,809	236,349	(540)	(0.2)
Average common shares — diluted	238,881	239,451	(570)	(0.2)

Return on average assets	1.01%	1.26%
Return on average shareholders’ equity	11.7	15.2
Return on average tangible shareholders’ equity (2)	15.1	18.7
Net interest margin (3)	3.31	3.33
Efficiency ratio (4)	58.5	58.2
Effective tax rate	24.7	28.5

Average loans and leases	$26,322,333	$25,574,429	$747,904	2.9
Average earning assets	31,467,253	31,079,631	387,623	1.2
Average total assets	35,040,614	34,600,193	440,421	1.3
Average core deposits (5)	19,782,744	19,025,122	757,621	4.0
Average shareholders’ equity	3,028,534	2,862,850	165,684	5.8

Net charge-offs (NCOs)	52,618	38,168	14,450	37.9
NCOs as a % of average loans and leases	0.40%	0.30%

N.M., not a meaningful value.

(1)	Comparisons for presented periods are impacted by a number of factors. Refer to the ‘Significant Items Influencing Financial Performance Comparisons’ contained in the July 19, 2007 earnings release for additional discussion regarding these key factors.

(2)	Net income less expense for amortization of intangibles (net of tax) for the period divided by average tangible common shareholders’ equity. Average tangible common shareholders’ equity equals average total common shareholders’ equity less average identifiable intangible assets and goodwill.

(3)	On a fully taxable equivalent (FTE) basis assuming a 35% tax rate.

(4)	Non-interest expense less amortization of intangibles ($5.0 million for year-to-date 2007 and $4.1 million for year-to-date 2006) divided by the sum of FTE net interest income and non-interest income excluding securities gains (losses).

(5)	Includes non-interest bearing and interest bearing demand deposits, savings and other domestic time deposits of $100,000 or more, and core certificates of deposit.

(6)	On July 1, 2007, Huntington acquired Sky Financial Group, Inc. Accordingly, the balances presented do not include the impact of the acquisition.